Exhibit 99.1

Coty Inc. Reports First Quarter Fiscal 2017 Results for Stand-Alone Coty Business, Prior to the Completion of the Merger with P&G Specialty Beauty Business

Coty Reaffirms Expected Benefits of the Merger with P&G Specialty Beauty Business Following Closure of the Transaction

NEW YORK--(BUSINESS WIRE)--November 9, 2016--Coty Inc. (NYSE: COTY) today announced an update on the P&G Specialty Beauty Business merger and financial results for the stand-alone Coty business, prior to the completion of the merger with P&G Specialty Beauty Business, for the first quarter of fiscal year 2017, ended September 30, 2016.

Results at a glance	Three Months Ended September 30, 2016
		Change YoY
			Constant
(in millions, except per share data)		Reported Basis	Currency
Net revenues	$1,080.2	(3%)	(2%)
Operating income - reported	46.4	(43%)
Operating income - adjusted*	166.4	(14%)	(13%)
Net income - reported	—	(100%)
Net income - adjusted*	78.3	(67%)
EPS (diluted) - reported	$—	(100%)
EPS (diluted) - adjusted*	$0.23	(64%)

* These measures, as well as “free cash flow,” are Non-GAAP Financial Measures. Refer to “Basis of Presentation and Exceptional Items” and “Non-GAAP Financial Measures” for discussion of these measures. Net Income represents Net Income Attributable to Coty Inc. Reconciliations from reported to adjusted results can be found at the end of this release.

Update on the P&G Specialty Beauty Business Merger

  Coty closed the P&G Specialty Beauty Business merger on October 1, 2016
  With the close of the merger, Coty has paid $11.6 billion, including only $1.9 billion in assumed debt, a savings of $1 billion from the announced July 2015 acquisition price

Coty Pre-merger - First Quarter Fiscal 2017 Summary

  Net revenues of $1,080.2 million declined 3% as reported and declined 2% at constant currency
  Reported operating income of $46.4 million decreased 43% from $81.7 million in the prior-year period
  Adjusted operating income of $166.4 million decreased 14% from $192.6 million in the prior-year period
  Reported net income decreased from $125.7 million in the prior-year period, while adjusted net income of $78.3 million decreased from $237.4 million in the prior-year period, with the prior-year period benefiting from a $113.3 million favorable tax settlement
  Reported earnings per diluted share decreased from $0.34 in the prior-year period, while adjusted earnings per diluted share of $0.23 decreased from $0.64 in the prior-year period
  Net cash (used in) provided by operating activities was $(15.0) million compared to $116.7 million in the prior-year period

Commenting, Bart Becht, Chairman of the Board said:

"The last several months have been truly transformational for Coty. On October 1, we closed the P&G Specialty Beauty Business merger, with a $1 billion lower cash payment than anticipated at the announcement of the transaction. Our new CEO, Camillo Pane, the Executive Team and the divisional, regional and country management teams are now almost fully in place and are working on exiting transitional service agreements while increasingly focusing on rebuilding business momentum.

As expected, the extensive work over the last 15 months on closing the transaction and merging the two businesses has come at a cost. As discussed prior to the closing, the resources which normally work on the business, have also been working on closing the transaction, and setting up and preparing for the future of the combined company. The resulting distraction as well as the recent change in management teams in our headquarters, regions and countries, have contributed to a decline in Coty stand-alone revenues and profits in Q1. Reported and constant currency revenues declined moderately, and adjusted operating income declined by a mid-teens percentage compared to the same period last year.

While we are anticipating similar revenue trends in Q2, we are committed not only to real improvement in the trend in the second half, excluding divestitures, but also to achieving further improvement for the combined company in the following fiscal years.

We continue to target the total four-year synergies and working capital benefits of $750 million and $500 million, respectively, with no change to the operating costs to realize both. We also remain committed to our previously communicated adjusted EPS target of at least $1.53 for fiscal 2020 despite the profit impact of the current decline in revenues.

Additionally, we remain firmly committed to deploying Coty’s expected strong post merger cash-flow to participate in industry consolidation and build Coty into a much stronger global leader and challenger in the beauty industry, benefiting both consumers and shareholders. In this respect we are very happy with our recent acquisition of the Hypermarcas Beauty Business and our pending acquisition of ghd, which have and we expect will continue to strengthen Coty’s global portfolio, its growth exposure, and its profit and cash generation.

As departing Interim CEO and remaining Chairman, I believe the future of the new Coty under our new CEO, Camillo Pane, is an exciting one. It certainly will be a journey to realize the ambitions we have set for the company, and while there may be challenges as we integrate and rebuild the businesses, we are firmly committed to realizing the ambitions we have and delivering value for all our shareholders."

Basis of Presentation and Exceptional Items

To supplement financial results presented in accordance with GAAP, certain financial information is presented herein using the non-GAAP financial measures described in this section. The term “like-for-like” describes the Company's core operating performance, excluding material acquisitions, all divestitures, discontinued operations and foreign currency exchange translations to the extent applicable. “Like-for-like” does not exclude net revenues from joint venture consolidations and conversion from third-party to direct distribution. The term “adjusted” primarily excludes the impact of restructuring and business realignment costs, amortization, costs related to acquisition activities, private company share-based compensation expense, and asset impairment charges to the extent applicable. Refer to “Non-GAAP Financial Measures” for additional discussion of these measures as well as the definition of free cash flow.

Net revenues are reported by segment and geographic region and are discussed below on a reported (GAAP) basis and like-for-like basis. Operating income is reported by segment. All changes in margin percentage are described in basis points rounded to the nearest tenth of a percent.

Reported net revenues and adjusted operating income are presented on an actual and a constant currency basis. Reported net revenues are also presented on an adjusted and like-for-like basis. Operating income, net income and earnings per diluted share (EPS (diluted)) are presented on a reported (GAAP) basis and an adjusted (non-GAAP) basis. Adjusted EPS (diluted) is a performance measure and should not be construed as a measure of liquidity. Gross margin, net revenues and operating income margin are presented on a reported (GAAP) and an adjusted (non-GAAP) basis. Net revenues on a constant currency basis and like-for-like, adjusted net revenues, adjusted operating income on a constant currency basis, adjusted operating income, adjusted operating income margin, adjusted operating margin on a constant currency basis, adjusted effective tax rate, adjusted cash tax rate, adjusted net income, adjusted gross margin, adjusted EPS (diluted), adjusted SG&A and free cash flow are non-GAAP financial measures. Refer to "Non-GAAP Financial Measures" for additional discussion of these measures. A reconciliation between GAAP and non-GAAP results can be found in the tables and footnotes at the end of this release.

First Quarter Fiscal 2017 Summary Operating Review

Net revenues of $1,080.2 million decreased 3% as reported and decreased 2% at constant currency from the prior-year period. The reported net revenue decline reflects a 1% negative foreign exchange impact and an 8% decline in the underlying business, impacted by company resources shifting to support the closing of the P&G Specialty Beauty Business merger, partially offset by the contribution of the Brazil Acquisition. The 2% decline in constant currency revenues was driven by a 9% decline in Fragrances, a 7% decline in Color Cosmetics, a 5% decline in Skin & Body Care, and a 6% contribution from the Brazil Acquisition.

Gross margin of 58.8% decreased from 60.1% in the prior-year period and adjusted gross margin of 58.8% decreased from 60.3% in the prior-year period, reflecting the addition of the lower gross margin Brazil Acquisition.

Operating income decreased to $46.4 million from $81.7 million in the prior-year period, driven primarily by the gross profit decline in the quarter. As a percentage of net revenues, operating margin decreased 300 basis points to 4.3% from 7.3%.

Adjusted operating income decreased 14% to $166.4 million from $192.6 million in the prior-year period, reflecting added staffing and other investment in anticipation of the closing of the P&G Specialty Beauty transaction coupled with sustained advertising & promotion spending. As a percentage of net revenues, adjusted operating margin decreased 190 basis points to 15.4% from 17.3%.

Reported effective tax rate was (108.5)% compared to (101.7)% in the prior-year period.

Adjusted effective tax rate was 30.1% compared to (38.4%) in the prior-year period, with the prior-year period benefiting from a $113.3 million favorable tax settlement.

Net income decreased from $125.7 million in the prior-year period, reflecting lower operating income and higher tax expenses.

Adjusted net income decreased to $78.3 million from $237.4 million in the prior-year period, primarily reflecting lower adjusted operating income and higher tax expenses. As a percentage of net revenues, adjusted net income margin decreased to 7.2% from 21.3% in the prior-year period.

Cash Flows

  Net cash (used in) provided by operating activities in the quarter was $(15.0) million, compared to $116.7 million in the prior-year period, primarily as a result of higher acquisition-related costs and lower profitability.
  Free cash flow was $(101.8) million in the quarter compared to $74.1 million in the prior-year period, reflecting higher acquisition-related costs and increased capital expenditure in anticipation of the P&G Specialty Beauty transaction close.
  During the quarter, the Company repurchased in the open market 1.4 million shares of Class A Common Stock for $36.3 million.
  The company paid an annual dividend of $0.275 per share for a total of $92.4 million.
  Cash and cash equivalents of $378.0 million increased by $5.6 million, total debt of $4,435.2 million increased by $265.1 million, with net debt of $4,057.2 million up $259.5 million from the balance on June 30, 2016.

First Quarter Fiscal 2017 Business Review by Segment

	Three Months Ended September 30,
						Reported		Adjusted
						Operating		Operating
	Net Revenues		Change			Income		Income
			Reported	Constant	Like-for-
(in millions)	2016	2015	Basis	Currency	like	2016	Change	2016	Change
Fragrances	$492.6	$548.1	(10%)	(9%)	(9%)	$94.2	(13%)	$105.7	(12%)
Color Cosmetics	352.7	390.9	(10%)	(7%)	(6%)	35.3	(39%)	39.9	(36%)
Skin & Body Care	161.9	173.3	(7%)	(5%)	(5%)	11.5	69%	14.5	36%
Brazil Acquisition	73.0	—	N/A	N/A	N/A	4.2	N/A	6.3	N/A
Corporate	—	—	N/A	N/A	N/A	(98.8)	(8%)	—	N/A
Total	$1,080.2	$1,112.3	(3%)	(2%)	(8%)	$46.4	(43%)	$166.4	(14%)

Fragrances

  Fragrances net revenues decreased 10% as reported, reflecting a 1% negative impact from foreign currency translation and 9% decrease in constant currency revenues as growth in brands such as Chloe and Davidoff could not offset declines in celebrity and mass fragrances, as well as lower Calvin Klein revenues.
  Adjusted operating income for Fragrances decreased 12% to $105.7 million from $119.8 million in the prior-year period, resulting in a 21.5% adjusted operating income margin, a decrease of 40 basis points versus the prior-year period, reflecting higher fixed costs.

Color Cosmetics

  Color Cosmetics net revenues declined 10% as reported, reflecting a 3% negative impact from foreign currency translation, a 1% negative impact from the divestiture of the Cutex brand, and a 6% decline in the underlying business primarily as a result of lower Sally Hansen revenues partially resulting from the double digit decline in the U.S. retail nail market.
  Adjusted operating income for Color Cosmetics decreased 36% to $39.9 million from $62.1 million in the prior-year period, resulting in a 11.3% adjusted operating income margin, a decline of 460 basis points compared to the prior-year period driven by an increase in advertising and promotion expenses.

Skin & Body Care

  Skin & Body Care net revenues declined 7% as reported, reflecting a 2% negative impact from foreign currency translation and a 5% decrease in constant currency revenues as strength in philosophy due to timing of shipments to a key U.S. customer were offset by a decline in adidas and Playboy.
  Adjusted operating income for Skin & Body Care increased 36% to $14.5 million from $10.7 million in the prior-year period, resulting in a 9.0% adjusted operating income margin, an increase of 280 basis points compared to the prior-year period reflecting higher gross margin supported by the mix-shift to skincare and lower SG&A.

Brazil Acquisition

  The Brazil Acquisition contributed $73.0 million in revenues.
  Adjusted operating income for the Brazil Acquisition totaled $6.3 million, resulting in an 8.6% adjusted operating income margin.

First Quarter Fiscal 2017 Business Review by Geographic Region

	Three Months Ended September 30,
	Net Revenues		Change
			Reported	Constant	Like-for-
(in millions)	2016	2015	Basis	Currency	like
Americas	$457.4	$423.2	8%	7%	(8%)
EMEA	503.5	557.3	(10%)	(7%)	(7%)
Asia Pacific	119.3	131.8	(9%)	(11%)	(11%)
Total	$1,080.2	$1,112.3	(3%)	(2%)	(8%)

Americas

  Reported net revenues increased 8%, reflecting a 1% positive impact from foreign currency translation, a 15% contribution from the Brazil Acquisition, and an 8% decline in the underlying business driven by declines in the U.S.
  Key growth brands in the region include philosophy and Chloé.

Europe, the Middle East & Africa

  Reported net revenues declined 10%, reflecting a 3% negative impact from foreign currency translation and a 7% decline in constant currency revenues, driven by declines in the U.K., Germany and Travel Retail, partially offset by growth in Eastern Europe and the Middle East.
  Key growth brand in the region was Chloé.

Asia Pacific

  Reported net revenues declined 9%, reflecting a 2% positive impact from foreign currency translation and an 11% decrease in constant currency revenues, driven by declines in China and Australia.
  Key growth brands in the region include Davidoff and Chloé.

Noteworthy Company Developments

Other noteworthy company developments include:

  On October 3, 2016, Coty announced the completion of the merger with P&G Specialty Beauty Business, creating the third-largest beauty company in the world, with approximately $9 billion in revenue. As a combined company, Coty will also hold the number one position in fragrances, and number two and three positions in salon hair and color cosmetics, respectively. Following the completion of the merger, Camillo Pane became the new Chief Executive Officer of Coty.
  On October 17, 2016, Coty announced that it has reached a definitive agreement to acquire ghd, a premium brand in high-end hair styling appliances from Lion Capital LLP for approximately ₤420 million (approximately USD$510 million), subject to certain adjustments, in cash. ghd, which stands for “Good Hair Day,” generated ₤178 million in revenues in fiscal year 2016. Upon closing, the acquisition is expected to be immediately accretive to Coty’s adjusted earnings. The addition of ghd’s market-leading and high-performance lines of hair straighteners, hairdryers, curlers and other hair styling appliances is expected to further strengthen Coty’s worldwide leading position in the professional hair category.
  On October 28, 2016, Coty closed on the syndication of an incremental $975 million Term Loan A, with proceeds used primarily to repay amounts outstanding under its revolving credit facility. In addition, Coty borrowed an incremental $100 million in Term Loan B, and repriced approximately $1.6 billion of its institutional USD and Euro Term Loan B to reduce the interest rate.

Outlook

Coty only provides guidance on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

While Coty is anticipating similar revenue trends in Q2, the Company is committed not only to real improvement in the trend in the second half, excluding divestitures, but also to achieving further improvement for the combined company in the following fiscal years. This combined company 2017 outlook replaces all prior fiscal 2017 outlooks.

Coty continues to target the total four-year synergies and working capital benefits of $750 million and $500 million, respectively, with no change to the operating costs to realize both. Coty also remains committed to its previously communicated adjusted EPS target of at least $1.53 for fiscal 2020 despite the profit impact of the current decline in revenues.

Conference Call

Coty Inc. will host a conference call at 8:30 a.m. (ET) today, November 9, 2016 to discuss its results. The dial-in number for the call is (855) 889-8783 in the U.S. or (720) 634-2929 internationally (conference passcode number: 8590402). The call will also be webcast live at http://investors.coty.com. The conference call will be available for replay. The replay dial-in number is (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. (conference passcode number: 8590402).

About Coty Inc.

Coty is one of the world’s largest beauty companies with approximately $9 billion in revenue, with a purpose to celebrate and liberate the diversity of consumers’ beauty. Its strong entrepreneurial heritage has created an iconic portfolio of leading beauty brands. Coty is the global leader in fragrance, a strong number two in professional salon hair color & styling, and number three in color cosmetics. Coty operates three divisions - Coty Consumer Beauty, which is focused on color cosmetics, retail hair coloring and styling products, body care and mass fragrances sold primarily in the mass retail channels with brands such as COVERGIRL, Max Factor and Rimmel; Coty Luxury, which is focused on prestige fragrances and skincare with brands such as Calvin Klein, Marc Jacobs, Hugo Boss, Gucci and philosophy; and Coty Professional Beauty, which is focused on servicing salon owners and professionals in both hair and nail, with brands such as Wella Professionals, Sebastian Professional and OPI. Coty has approximately 20,000 colleagues globally and its products are sold in over 130 countries. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment.

For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, the Company’s future operations and financial performance, expected growth, the Company’s ability to support its planned business operations on a near- and long-term basis, mergers and acquisitions, divestitures, synergies or growth from acquisitions and the Company’s outlook for the second quarter of fiscal 2017, the second half of fiscal 2017 and all other future reporting periods. These statements are based on certain assumptions and estimates that the Company considers reasonable. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “target”, “aim” and similar words or phrases.

Reported results should not be considered an indication of future performance, and actual results may differ materially from the results predicted due to risks and uncertainties including:

  the Company’s ability to achieve its global business strategy and compete effectively in the beauty industry, including successfully leveraging growth opportunities and addressing challenges inhibiting growth in its brand portfolio;
  the integration of Galleria with the Company’s business, operations and culture and the ability to realize synergies and other potential benefits of the Transactions within the time frames currently contemplated, including planned organizational changes and their effects, diversion of management attention from existing core businesses and the impact of recent changes in management teams in the Company’s headquarters, regions and countries;
  the Company’s ability to successfully execute on its announced intent to divest or discontinue non-strategic brands which it expects to impact approximately 6 - 8% of the Company’s net revenues, including the Galleria brands, which it is targeting to complete in the next twelve months and the related risks, including an inability to identify suitable buyers, the effect of any post-closing claims for indemnification, the impact of any divestiture on the remaining business and potential diversion of significant financial, operational and managerial resources from existing operations;
  the Company’s ability to successfully execute on its announced intent to rationalize wholesale distribution by reducing the amount of product diversion to the value and mass channels;
  the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products;
  the Company’s ability to identify suitable acquisition targets and managerial, integration, operational and financial risks associated with those acquisitions, including its acquisitions of Bourjois, the digital marketing company, the Brazil Acquisition and Galleria and the pending acquisition of ghd;
  risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where the Company does not currently have a material presence;
  risks related to the Company’s international operations, including reputational, regulatory, economic and foreign political risks, such as the political instability in Eastern Europe and the Middle East, the debt crisis and the economic environment in Europe, including any potential impact of Brexit, and fluctuations in currency exchange rates;
  dependence on certain licenses, entities performing outsourced functions and third-party suppliers;
  the Company and its brand partners’ and licensors’ ability to obtain, maintain and protect the intellectual property rights used in its products and their abilities to protect their respective reputations;
  the Company’s ability to implement the Acquisition Integration Program, the Organizational Redesign restructuring program and the Post-Merger Reorganization as planned and the success of the programs or any anticipated programs in delivering anticipated improvements and efficiencies;
  administrative, development and other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;
  global political and/or economic uncertainties or disruptions, including a general economic downturn, a sudden disruption in business conditions affecting consumer purchases of the Company’s products and volatility in the financial markets;
  the Company’s ability to manage seasonal variability;
  consolidation among retailers, shifts in consumers’ preferred distribution channels, and other changes in the retail environment in which the Company sells its products;
  disruptions in operations;

  restrictions imposed on the Company through the Coty Credit Agreement and the Galleria Credit Agreement, including as to the incurrence of additional debt, the granting of further security interests and the maintenance of certain financial ratios;
  changes in the manner in which the Company finances its debt and future capital needs, including potential acquisitions;
  increasing dependency on information technology and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, costs and timing of implementation and effectiveness of any upgrades to its information technology systems and failure by the Company to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;
  changes in laws, regulations and policies that affect the Company’s business or products;
  the Company’s ability to attract and retain key personnel;
  use of estimates and assumptions in preparing the financial statements, including with regard to revenue recognition, the market value of inventory and the fair value of acquired assets and liabilities associated with acquisitions;
  risks associated with the Company’s non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;
  market acceptance of new product introductions;
  the illegal distribution and sale by third parties of counterfeit versions of the Company’s products; and
  other factors described elsewhere in this document and from time to time in documents that the Company files with the SEC.

More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and other periodic reports the Company may file with the Securities and Exchange Commission from time to time.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and the Company does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

Non-GAAP Financial Measures

The Company operates on a global basis, with the majority of net revenues generated outside of the U.S.

Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues and adjusted operating income.

The Company presents growth on a constant currency and like-for-like basis. The Company believes that constant currency growth and like-for-like growth better enable management and investors to analyze and compare the Company's organic growth from period to period. In the periods described in this release, like-for-like growth excludes the impact of foreign currency exchange translations, the Brazil Acquisition, the Cutex divestiture, and does not exclude revenues from the acquisition or conversion of third-party distributors. For reconciliation of the Company's net revenues like-for-like growth, see the table entitled “Reconciliation of Reported Net revenues to Like-For-Like Net Revenues.” For a reconciliation of the Company's like-for-like growth by segment and geographic region, see the tables entitled “Net Revenues and Adjusted Operating Income by Segment” and “Net Revenues by Geographic Regions."

The Company presents SG&A, operating income, operating income margin, gross margin, effective tax rate, cash tax rate, net income, net income margin, net revenues and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted”. The Company believes these non-GAAP financial measures better enable management and investors to analyze and compare operating performance from period to period. In calculating adjusted SG&A expense, operating income, operating income margin, gross margin, effective tax rate, cash tax rate, net income, net income margin and EPS (diluted), the Company excludes following items:

  Costs related to acquisition activities: The Company excludes acquisition-related costs and acquisition accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and the maturities of the businesses being acquired. Also, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions.
  Restructuring and other business realignment costs: The Company excludes costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the above referenced expenses from the non-GAAP financial measures, management is able to evaluate the Company’s ability to utilize existing assets and estimate their long-term value. Furthermore, management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.
  Amortization expense: The Company excludes the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from the non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

  Asset impairment charges: The Company excludes the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.
  Share-based compensation adjustment: The Company excludes the impact of the fiscal 2013 accounting modification from liability plan to equity plan accounting for the share-based compensation plans as well as other share-based compensation transactions that are not reflective of the ongoing and planned pattern of recognition for such expense. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” contained in the respective forms filed with the SEC for a full discussion of the share-based compensation adjustment.
  Interest and other (income) expense: The Company excludes foreign currency impacts associated with acquisition-related and debt financing related forward contracts as the nature and amount of such charges are not consistent and are significantly impacted by the timing and size of such transactions.
  Loss on early extinguishment of debt: The Company excludes the loss on extinguishment of debt as this represents a non-cash charge, and the amount and frequency of such charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
  Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments are based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred.

The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted SG&A expense to SG&A expense, adjusted gross margin to gross margin, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the table entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income.” For a reconciliation of adjusted effective tax rate and adjusted cash tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes, Effective Taxes and Cash Tax Rate.” For a reconciliation of adjusted net income and adjusted net income margin to net income, see the table entitled “Reconciliation of Reported Net Income to Adjusted Net Income.”

The Company presents net working capital, which is defined as Accounts Receivable plus Inventory minus Accounts Payable, which can be found in the “Consolidated Balance Sheet.”

The Company also presents free cash flow and the cash conversion ratio. Free cash flow is defined as net cash provided by operating activities, less capital expenditures. Free cash flow excludes cash used for private company stock option exercises and cash used for acquisitions. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow.” The cash conversion ratio is defined as net cash provided by operating activities divided by the adjusted operating income.

These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

- Tables Follow -

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	September 30,
(in millions, except per share data)	2016	2015
Net revenues	$1,080.2	$1,112.3
Cost of sales	444.8	443.7
as % of Net revenues	41.2%	39.9%
Gross profit	635.4	668.6
Gross margin	58.8%	60.1%

Selling, general and administrative expenses	478.9	484.3
as % of Net revenues	44.3%	43.5%
Amortization expense	21.2	19.2
Restructuring costs	7.4	62.1
Acquisition-related costs	81.5	15.8
Asset impairment charges	—	5.5
Operating income	46.4	81.7
as % of Net revenues	4.3%	7.3%
Interest expense, net	40.4	16.0
Other income	1.3	(0.3)
Income before income taxes	4.7	66.0
as % of Net revenues	0.4%	5.9%
Benefit for income taxes	(5.1)	(67.1)
Net income	9.8	133.1
as % of Net revenues	0.9%	12.0%
Net income attributable to noncontrolling interests	8.2	4.4
Net income attributable to redeemable noncontrolling interests	1.6	3.0
Net income attributable to Coty Inc.	$—	$125.7
as % of Net revenues	—%	11.3%
Net income attributable to Coty Inc. per common share:
Basic	$—	$0.35
Diluted	$—	$0.34
Weighted-average common shares outstanding:
Basic	336.3	360.0
Diluted	336.3	369.9

Cash dividend declared per common share	$0.275	$0.250

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended September 30, 2016
	Reported		Adjusted	Foreign Currency	Adjusted Results at
(in millions)	(GAAP)	Adjustments((a))	(Non-GAAP)	Translation	Constant Currency
Net revenues	$1,080.2		$1,080.2	$10.3	$1,090.5
Gross profit	635.4	0.2	635.6	8.1	643.7
Gross margin	58.8%		58.8%		59.0%
Operating income	46.4	120.0	166.4	1.1	167.5
as % of Net revenues	4.3%		15.4%		15.4%
Net income attributable to Coty Inc.	$—	$78.3	$78.3
as % of Net revenues	—%		7.2%

EPS (diluted)	$—		$0.23

	Three Months Ended September 30, 2015
	Reported		Adjusted
(in millions)	(GAAP)	Adjustments((a))	(Non-GAAP)
Net revenues	$1,112.3		$1,112.3
Gross profit	668.6	2.5	671.1
Gross margin	60.1%		60.3%
Operating income	81.7	110.9	192.6
as % of Net revenues	7.3%		17.3%
Net income attributable to Coty Inc.	$125.7	$111.7	$237.4
as % of Net revenues	11.3%		21.3%

EPS (diluted)	$0.34		$0.64

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME

	Three Months Ended September 30,
(in millions)	2016	2015	Change
Reported Operating Income	46.4	81.7	(43%)
% of Net revenues	4.3%	7.3%
Costs related to acquisition activities (a)	83.3	18.3	>100%
Amortization expense (b)	21.2	19.2	10%
Restructuring and other business realignment costs (c)	15.5	67.0	(77%)
Asset impairment charges (d)	—	5.5	(100%)
Share-based compensation expense adjustment (e)	—	0.9	(100%)
Total adjustments to Reported Operating Income	120.0	110.9	8%
Adjusted Operating Income	166.4	192.6	(14%)
% of Net revenues	15.4%	17.3%

(a)In the three months ended September 30, 2016, we incurred $83.3 of costs related to acquisition activities. We recognized Acquisition-related costs of $81.5, included in the Condensed Consolidated Statements of Operations. These costs primarily consist of legal and consulting fees associated with the acquisition of the P&G Beauty Brands. We also incurred $1.8 of costs related to acquisition activities, included in Selling, general and administrative expense in the Consolidated Statements of Operations. In the three months ended September 30, 2015, we incurred $18.3 of acquisition-related costs associated with the acquisition of the P&G Specialty Beauty Business and the Bourjois acquisition.

(b) In the three months ended September 30, 2016, amortization expense increased to $21.2 from $19.2 in the three months ended September 30, 2015 primarily as a result of the Brazil Acquisition. In the three months ended September 30, 2016, amortization expense of $11.5, $4.6, $3.0, and $2.1 was reported in the Fragrances segment, Skin & Body Care segment, Color Cosmetics segment and Brazil Acquisition segment, respectively.

(c) In the three months ended September 30, 2016, we incurred Restructuring costs of $7.4 primarily related to Organizational Redesign and Acquisition Integration Program costs, included in the Condensed Consolidated Statements of Operations and business structure realignment costs of $8.1 primarily related to our Organizational Redesign and certain other programs, included in Selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. In the three months ended September 30, 2015, we incurred restructuring costs of $62.1 primarily related to Acquisition Integration Program and Organizational Redesign costs, included in the Condensed Consolidated Statements of Operations and business structure realignment costs of $4.9 primarily related to our Organizational Redesign and certain other programs, included in Selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.

(d) In the three months ended September 30, 2015, Asset impairment charges of $5.5 were reported in the Condensed Consolidated Statements of Operations. The impairment represents the write-off of long-lived assets in Southeast Asia consisting of customer relationships reported in Corporate.

(e) In the three months ended September 30, 2015, share-based compensation expense adjustment included in the calculation of Adjusted Operating Income was $0.9.

RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES, EFFECTIVE TAX RATES AND CASH TAX RATES

	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
	Income			Income
	Before			Before
	Income	Provision for	Effective Tax	Income	Provision for	Effective Tax
(in millions)	Taxes	Taxes	Rate	Taxes	Taxes	Rate
Reported Income Before Taxes	$4.7	$(5.1)	(108.5)%	$66.0	$(67.1)	(101.7)%
Adjustments to Reported Operating Income (a) (c)	120.0	42.6		110.9	(0.8)
Adjustments to Interest expense (b) (c)	1.4	0.5		—	—
Adjusted Income Before Taxes	$126.1	$38.0	30.1%	$176.9	$(67.9)	(38.4%)
(a) See "Reconciliation of Operating Income to Adjusted Operating Income"

(b) The amount primarily represents a net gain of $1.4 in connection with the Brazil Acquisition and subsequent intercompany loans, included in Interest expense, net in the Consolidated Statements of Operations.

(c) The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non–GAAP measure of profitability.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME

	Three Months Ended September 30,
(in millions)	2016	2015	Change
Reported Net Income Attributable to Coty Inc.	$—	$125.7	(100%)
% of Net revenues	—%	11.3%
Adjustments to Reported Operating Income (a)	120.0	110.9	8%
Adjustments to Interest Expense (b)	1.4	—	N/A
Change in tax provision due to adjustments to Reported Net Income Attributable to Coty Inc. (c)	(43.1)	0.8	<(100%)
Adjusted Net Income Attributable to Coty Inc.	$78.3	$237.4	(67%)
% of Net revenues	7.2%	21.3%

Per Share Data
Adjusted weighted-average common shares
Basic	336.3	360.0
Diluted	342.5	369.9
Adjusted Net Income Attributable to Coty Inc. per Common Share
Basic	$0.23	$0.66
Diluted	$0.23	$0.64
(a) See “Reconciliation of Reported Operating Income to Adjusted Operating Income.”

(b) The amount primarily represents a net loss of $1.4 in connection with the Brazil Acquisition and subsequent intercompany loans, included in Interest expense, net in the Consolidated Statements of Operations.

(c) The tax effects of each of the items included in adjusted net income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted net income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non –GAAP measure of profitability.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended September 30,
(in millions)	2016	2015
Net cash (used in) provided by operating activities	$(15.0)	$116.7
Capital expenditures	(86.8)	(42.6)
Additions of goodwill	—	—
Free cash flow	$(101.8)	$74.1

NET REVENUES AND ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended September 30,
						Reported		Adjusted
						Operating		Operating
	Net Revenues		Change			Income		Income

			Reported	Constant	Like-for-
(in millions)	2016	2015	Basis	Currency	like	2016	Change	2016	Change
Fragrances	$492.6	$548.1	(10%)	(9%)	(9%)	$94.2	(13%)	$105.7	(12%)
Color Cosmetics	352.7	390.9	(10%)	(7%)	(6%)	35.3	(39%)	39.9	(36%)
Skin & Body Care	161.9	173.3	(7%)	(5%)	(5%)	11.5	69%	14.5	36%
Brazil Acquisition	73.0	—	N/A	N/A	N/A	4.2	N/A	6.3	N/A
Corporate	—	—	N/A	N/A	N/A	(98.8)	(8%)	—	N/A
Total	$1,080.2	$1,112.3	(3%)	(2%)	(8%)	$46.4	(43%)	$166.4	(14%)

NET REVENUES BY GEOGRAPHIC REGION

	Three Months Ended September 30,
	Net Revenues		Change
			Reported	Constant
(in millions)	2016	2015	Basis	Currency	Like-for-like
Americas	$457.4	$423.2	8%	7%	(8%)
EMEA	503.5	557.3	(10%)	(7%)	(7%)
Asia Pacific	119.3	131.8	(9%)	(11%)	(11%)
Total	$1,080.2	$1,112.3	(3%)	(2%)	(8%)

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended September 30,
(in millions)	2016	2015	Change
Reported Net Revenues	$1,080.2	$1,112.3	(3%)
Cutex	(0.3)	(1.8)	83%
Brazil Acquisition	(73.0)	—	N/A
Net Revenues (excluding Brazil Acquisition and Cutex)	$1,006.9	$1,110.5	(9%)
Net Revenue at Constant Rates	$1,090.6	$1,112.3	(2%)
Like-for-like Net Revenues at Constant Rate (excluding Brazil Acquisition and Cutex)	$1,024.6	$1,110.5	(8%)

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended September 30, 2016
					Adjusted
				Foreign	Results at
	Reported		Adjusted	Currency	Constant
(in millions)	(GAAP)	Adjustments ((a))	(Non-GAAP)	Translation	Currency
OPERATING INCOME (LOSS)
Fragrances	$94.2	$(11.5)	$105.7	$(2.2)	$103.5
Color Cosmetics	35.3	(4.6)	39.9	5.4	45.3
Skin and Body Care	11.5	(3.0)	14.5	0.4	14.9
Brazil Acquisition	4.2	(2.1)	6.3	(2.5)	3.8
Corporate	(98.8)	(98.8)	—	—	—
Total	$46.4	$(120.0)	$166.4	$1.1	$167.5

OPERATING MARGIN
Fragrances	19.1%		21.5%		20.8%
Color Cosmetics	10.0%		11.3%		12.4%
Skin and Body Care	7.1%		9.0%		9.1%
Brazil Acquisition	5.8%		8.6%		5.8%
Corporate	N/A		N/A		N/A
Total	4.3%		15.4%		15.4%

	Three Months Ended September 30, 2015
	Reported		Adjusted
(in millions)	(GAAP)	Adjustments ((a))	(Non-GAAP)
OPERATING INCOME (LOSS)
Fragrances	$108.9	$(10.9)	$119.8
Color Cosmetics	57.7	(4.4)	62.1
Skin and Body Care	6.8	(3.9)	10.7
Corporate	(91.7)	(91.7)	—
Total	$81.7	$(110.9)	$192.6

OPERATING MARGIN
Fragrances	19.9%		21.9%
Color Cosmetics	14.8%		15.9%
Skin and Body Care	3.9%		6.2%
Corporate	N/A		N/A
Total	7.3%		17.3%

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” for a detailed description of adjusted items.

COTY INC. & SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	June 30,
(in millions)	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$378.0	$372.4
Trade receivables—less allowances of $37.8 and $35.2, respectively	768.5	682.9
Inventories	616.7	565.8
Prepaid expenses and other current assets	234.5	206.8
Deferred income taxes	110.0	110.5
Total current assets	2,107.7	1,938.4
Property and equipment, net	665.7	638.6
Goodwill	2,192.3	2,212.7
Other intangible assets, net	2,038.0	2,050.1
Deferred income taxes	14.6	15.7
Other noncurrent assets	175.1	180.1
TOTAL ASSETS	$7,193.4	$7,035.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$964.6	$921.4
Accrued expenses and other current liabilities	753.0	748.4
Short-term debt and current portion of long-term debt	156.6	161.8
Income and other taxes payable	4.3	18.7
Deferred income taxes	4.4	4.9
Total current liabilities	1,882.9	1,855.2
Long-term debt, net	4,210.4	3,936.4
Pension and other post-employment benefits	228.0	230.6
Deferred income taxes	298.8	339.2
Other noncurrent liabilities	236.9	233.8
Total liabilities	6,857.0	6,595.2
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	70.3	73.3
EQUITY:
Common Stock	4.1	4.0
Additional paid-in capital	1,957.6	2,038.4
Accumulated deficit	(37.0)	(37.0)
Accumulated other comprehensive loss	(231.9)	(239.7)
Treasury stock	(1,441.8)	(1,405.5)
Total Coty Inc. stockholders’ equity	251.0	360.2
Noncontrolling interests	15.1	6.9
Total equity	266.1	367.1
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$7,193.4	$7,035.6

COTY INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9.8	$133.1
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	59.9	57.5
Asset impairment charges	—	5.5
Deferred income taxes	(6.9)	(97.4)
Provision for bad debts	2.5	0.8
Provision for pension and other post-employment benefits	6.5	3.1
Share-based compensation	3.1	9.5
Other	6.2	7.4
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(86.9)	(104.7)
Inventories	(48.7)	(34.1)
Prepaid expenses and other current assets	(6.1)	11.9
Accounts payable	60.2	43.3
Accrued expenses and other current liabilities	4.6	44.5
Tax accruals	(18.7)	(10.2)
Other noncurrent assets	5.5	2.8
Other noncurrent liabilities	(6.0)	43.7
Net cash (used in) provided by operating activities	(15.0)	116.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(86.8)	(42.6)
Additions to restricted cash	(25.0)	—
Proceeds from sale of asset	—	0.1
Net cash used in investing activities	(111.8)	(42.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, original maturity more than three months	3.2	9.2
Repayments of short-term debt, original maturity more than three months	(3.2)	(5.9)
Net (repayments) proceeds from short-term debt, original maturity less than three months	(4.8)	10.7
Proceeds from revolving loan facilities	355.0	195.0
Repayments of revolving loan facilities	(70.0)	(50.0)
Repayments of term loans	(27.9)	—
Dividend payment	(92.4)	—
Net proceeds from issuance of Class A Common Stock and related tax benefits	6.1	9.8
Payments for purchases of Class A Common Stock held as Treasury Stock	(36.3)	(155.7)
Net proceeds from foreign currency contracts	1.7	1.9
Distributions to redeemable noncontrolling interests	—	(2.9)
Payment of deferred financing fees	—	(5.5)
Net cash provided by financing activities	131.4	6.6
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	1.0	(6.1)
NET INCREASE IN CASH AND CASH EQUIVALENTS	5.6	74.7
CASH AND CASH EQUIVALENTS—Beginning of period	372.4	341.3
CASH AND CASH EQUIVALENTS—End of period	$378.0	$416.0
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the period for interest	$35.3	$12.8
Cash paid during the period for income taxes, net of refunds received	15.2	36.8
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Accrued capital expenditure additions	$59.4	$25.6
Non-cash capital contribution associated with special share purchase transaction	—	13.8

CONTACT:
Investor Relations
Kevin Monaco, +1-212-389-6815
or
Media
Jennifer Friedman, +1-212-389-7175